EXHIBIT 10.29
RENT-WAY, INC.
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award Agreement (“Agreement”) is dated as of May 4, 2006 (the “Grant Date”) and is entered into between Rent-Way, Inc., a Pennsylvania corporation (“Rent-Way”), and John A. Lombardi (the “Employee”).
     This Agreement grants Restricted Stock Units, on the terms and conditions set forth in this Agreement and the Rent-Way, Inc. 2006 Equity Incentive Plan (the “Plan”), to the Employee. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.
     In consideration of the mutual promises set forth below, the parties hereto agree as follows:
     1. Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are hereby incorporated by reference) and effective as of the Grant Date, Rent-Way hereby grants to the Employee 15,000 Restricted Stock Units.
     2. Vesting. Subject to the terms of this Agreement and the Plan, 33 1/3% of the Restricted Stock Units awarded under this Agreement will vest on each of the first, second and third anniversaries of April 1, 2006 (the “Vesting Dates”, and each such one year period being a “Vesting Year”) if the Employee (i) remains continuously employed by the Company through the relevant Vesting Dates; and (ii) on the relevant Vesting Dates, (x) is a member in good standing (at Rent-Way’s expense) of Financial Executives International (“FEI”) and is participating in FEI programs and (y) has attended and completed in the past Vesting Year, at Rent-Way’s expense, not less than two Institutional Shareholder Services-certified professional development programs, totaling not less than 25 hours during the Vesting Year, relating to his duties with Rent-Way, all as verified by the President of Rent-Way.
     3. Effect of Termination of Employment. If the Employee’s employment is terminated by the Employee or by the Company before a Vesting Date for any reason other than the Employee’s death or Disability or termination by the Company without Cause (as defined in the Employee’s employment agreement with the Company dated April 1, 2006) all of the Restricted Stock Units which have not previously vested shall be forfeited; provided, however, that the Compensation Committee of the Board of Directors of Rent-Way (the “Committee”) may in its sole and absolute discretion at any time before, or after, the date of such termination of employment, determine that some or all of such Restricted Stock Units shall be free of restrictions and shall not be forfeited. If the Employee’s employment is terminated by reason of his death or Disability or by the Company without Cause, all of the Restricted Stock Units which have not previously vested shall immediately vest as of the date of such termination of employment.

     4. Stock Certificates. Stock certificates (or registration in book-entry form) evidencing the conversion of Restricted Stock Units into shares of Company Stock shall be issued as of the Vesting Date and registered in the Employee’s name. Subject to Section 6 of this Agreement, certificates, or registration in book-entry form, representing the unrestricted shares of Company Stock will be delivered to the Employee as soon as practicable after the Vesting Date. Rent-Way will not be required to deliver any shares of Company Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been satisfied.
     5. Dividends. The Restricted Stock Units shall not be entitled to receive any Dividend Equivalents.
     6. Tax Withholding Obligations. The Employee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the award, or settlement of the Restricted Stock Units. Alternatively, the Company may, at its sole election, withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises. The Committee, in its discretion, may permit the Employee, subject to such conditions as the Committee shall require, to elect to have Rent-Way withhold a number of shares of Company Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of the Employee’s estimated total federal, state, and local tax obligations associated with vesting or settlement of the Restricted Stock Units. Rent-Way shall not deliver any of the shares of Company Stock until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made.
     7. Restriction on Transferability. Until the Restricted Stock Units are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.
     8. Rights as Shareholder. The Employee shall not have voting or any other rights as a shareholder of Rent-Way with respect to the Restricted Stock Units. Upon settlement of the Restricted Stock Units into shares of Company Stock, the Employee will obtain full voting and other rights as a shareholder of Rent-Way.
     9. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
     10. Effect on Other Employee Benefit Plans. The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings,

salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.
     11. No Employment Rights. The award of the Restricted Stock Units pursuant to this Agreement shall not give the Employee any right to remain employed by the Company.
     12. Amendment. This Agreement may be amended only by a writing executed by Rent-Way and the Employee which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affecting the rights of the Employee hereunder may be made without the Employee’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein.
     13. Notices. Any notice to be given under the terms of this Agreement or the Plan to Rent-Way shall be addressed to Rent-Way in care of its President. Any notice to be given to Employee shall be addressed to Employee at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
     14. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     15. Construction. The Restricted Stock Units are being issued pursuant to Section 10 (Restricted Stock Units) of the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Employee, and additional copies of the Plan are available upon request during normal business hours at the principal executive office of Rent-Way. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
     16. Miscellaneous.
     (a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Employee’s rights under this Agreement, without the Employee’s written approval.

     (b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     (c) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the Grant Date.

Employee:	Rent-Way, Inc.

/s/ John A. Lombardi	By:	/s/ William S. Short

John A. Lombardi		William S. Short, President